As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 333-283312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Flushing Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3209278
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

220 RXR Plaza

Uniondale, NY 11556

(Address of Principal Executive Offices, including Zip Code)

Christopher D. Maher

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

(732) 240-4500

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Effective June 1, 2026, Flushing Financial Corporation (the “Registrant”) was acquired by OceanFirst Financial Corp., a Delaware corporation (“Parent”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 29, 2025, by and among Parent, Apollo Merger Sub Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and the Registrant. On the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub merged with and into the Registrant (the “First-Step Merger”), with the Registrant continuing as the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Parent (the “Surviving Entity”), and (ii) immediately thereafter, the Surviving Entity merged with and into Parent (the “Second-Step Merger” and, together with the First-Step Merger, the “Mergers”), with Parent continuing as the surviving corporation in the Second-Step Merger (the “Surviving Corporation”).

As a result of the Mergers, the Registrant has terminated all offerings and sales of the Registrant’s securities under the below-listed Registration Statement on Form S-3 (the “Registration Statement”), which was previously filed with the Securities and Exchange Commission (the “SEC”). Accordingly, the Registrant is filing this Post-Effective Amendment (the “Post-Effective Amendment”) to the Registration Statement to deregister any and all securities registered but unsold or otherwise unissued thereunder:

1. Registration Statement on Form S-3 (Registration No. 333-283312), filed with the SEC on November 18, 2024, registering the offer and sale of up to $400,000,000 in aggregate offering price of the Registrant’s debt securities, preferred stock, depository shares, common stock, par value $0.01 per share, warrants and units.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement. This Post-Effective Amendment is being filed in accordance with undertakings made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on June 1, 2026.

FLUSHING FINANCIAL CORPORATION (Registrant)

By: OCEANFIRST FINANCIAL CORP., as successor by merger

/s/ Christopher D. Maher
Name: Christopher D. Maher
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.